CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 30, 2024, relating to the financial statements and financial highlights of Vest Bitcoin Strategy Managed Volatility Fund, a series of World Funds Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Important Information for Shareholders of Vest Bitcoin Strategy Managed Volatility Fund” and “Target Fund and Acquiring Fund Service Providers” in the combined Proxy Statement/ Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 30, 2025